Exhibit UU
BOARD REPRESENTATIVE AGREEMENT

AMONG:	VICTORIA SQUARE VENTURES INC., a corporation duly incorporated under the Canada Business Corporations Act, having its head office at 751, Carré Victoria, Montreal, Quebec, H2Y 2J3, herein acting and represented by its duly authorized representative as he so declares;

(hereinafter referred to as “VSV”)

AND:	1324286 ALBERTA LTD., a corporation duly incorporated under the Business Corporations Act (Alberta), having its head office at 1400, 350-7th Avenue S.W., Calgary, Alberta, T2P 3N9, herein acting and represented by its duly authorized representative as he so declares;

(hereinafter referred to as “Alberta”)

AND:	BELLUS HEALTH INC., a corporation duly incorporated under the Canada Business Corporations Act, having its head office at 7275, Armand Frappier Blvd., Laval, Quebec, H7V 4A7, herein acting and represented by their duly authorized representative as they so declare;

(hereinafter referred to as the “Company”)
CERTAIN DEFINITIONS
For the purposes hereof, unless there is something in the subject-matter or context inconsistent therewith, the following terms and expressions shall have the following meanings:

Affiliate	in respect of any person, means any person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under the common control with such person.

Common Shares:	means the common shares in the capital of the Company;
IT IS DECLARED AS FOLLOWS:

A.	Pursuant to Section 5.1 of the subscription agreement dated July 25, 2002 (the “Subscription Agreement”) between Neurochem Inc. (now the Company), P.P. Luxco Holdings II S.A.R.L. and Picchio Pharma Inc. (“Picchio”), the Company was obliged to cause a total of three (3) nominees of Picchio to be included in the management slate of nominees to be presented for election to the Company’s board of directors at all shareholder meetings thereafter so long as Picchio beneficially held at least fifteen percent (15%) of the outstanding Common Shares, indirectly or directly, in the aggregate.

B.	Picchio currently holds, directly or indirectly, 22.88% of the outstanding Common Shares in the aggregate.

C.	The shareholders of Picchio are, inter alia, VSV and Alberta.

D.	Pursuant to a series of transactions (the “Reorganization”), substantially all of the assets of Picchio and its subsidiaries shall be distributed to its shareholders, as to fifty percent (50%) to VSV and as to fifty percent (50%) to Alberta.

E.	Following such reorganization, VSV shall hold approximately 14.49% of the Common Shares (including Common Shares it already holds) and Alberta shall hold approximately 11.44% of the Common Shares.

F.	With effect upon the Reorganization, the parties terminate the provisions of Section 5.1 of the Subscription Agreement and set forth the rights of the parties to nominate members of the board of directors of the Company as set forth herein in accordance with the principles of Section 5.1 of the Subscription Agreement.

G.	The parties hereto agree that it is in their best respective interests to bind and oblige themselves one towards the others according to the terms and conditions hereof.
THEREFORE, IT IS AGREED AS FOLLOWS:
1.	BOARD OF DIRECTORS

1.1	Representation at the Board of Directors (VSV). At the first meeting of the Company’s shareholders to occur after the date hereof at which directors of the Company are to be elected, and at each such meeting thereafter, the Company shall cause one (1) nominee of VSV (out of a minimum of 7 directors) to be included in the management slate of nominees to be presented for election to the Company’s board of directors at such meeting. To that end, the Company shall take all such reasonable steps, execute all such documents and do all such acts and things as may be required to cause the nominee of VSV to be included in the management slate of nominees for election to the Company’s board of directors at every meeting of shareholders called for such purpose. If, between meetings of the Company’s shareholders, the nominee of VSV ceases to be a director of the Company for any reason, VSV shall have the right, but not the obligation, to cause the Company to fill the vacancy created on the board of directors as a result thereof and to cause such director to be replaced with another nominee to be designated by VSV, such nominee to hold office until the next meeting of the Company’s shareholders at which directors of the Company are to be elected at which time the remaining provisions of this Section shall continue to apply. VSV’s right to have its nominee included in each management slate for the election to the Company’s board of directors in accordance with this Section shall commence on the date hereof and shall terminate on the date that VSV and its Affiliates ceases to beneficially hold, in the aggregate, at least 7.5% of the outstanding Common Shares.

1.2	Representation at the Board of Directors (Alberta). At the first meeting of the Company’s shareholders to occur after the date hereof at which directors of the Company are to be elected, and at each such meeting thereafter, the Company shall cause one (1) nominee of Alberta (out of a minimum of 7 directors) to be included in the management slate of nominees to be presented for election to the Company’s board of directors at such meeting (the “Alberta Nominee”). To that end, the Company shall take all such reasonable steps, execute all such documents and do all such acts and things as may be required to cause the Alberta Nominee (including the appointment of Dr. Francesco Bellini as Chairman of the Company) to be included in the management slate of nominees for election to the Company’s board of directors at every meeting of shareholders called for such purpose. If, between meetings of the Company’s shareholders, the Alberta Nominee ceases to be a director of the Company for any reason, Alberta shall have the right, but not the obligation, to cause the Company to fill the vacancy created on the board of directors as a result thereof and to cause such director to be replaced with another nominee to be designated by Alberta, such nominee to hold office until the next meeting of the Company’s shareholders at which directors of the Company are to be elected at which time the remaining provisions of this Section shall continue to apply. Alberta’s right to have a nominee included in each management slate for the election to the Company’s board of directors in accordance with this Section shall commence on the date hereof and shall terminate on the date that Alberta cease to beneficially hold, in the aggregate, at least 7.5% of the outstanding Common Shares.

1.3	Representation at the Board of Directors (VSV/Alberta). At the first meeting of the Company’s shareholders to occur after the date hereof at which directors of the Company are to be elected, and at each such meeting thereafter, the Company shall cause one (1) nominee of VSV and Alberta (out of a minimum of 7 directors) to be included in the management slate of nominees to be presented for election to the Company’s board of directors at such meeting (the “VSV/Alberta Nominee”). To that end, the Company shall take all such reasonable steps, execute all such documents and do all such acts and things as may be required to cause the VSV/Alberta Nominee to be included in the management slate of nominees for election to the Company’s board of directors at every meeting of shareholders called for such purpose. If, between meetings of the Company’s shareholders, the VSV/Alberta Nominee ceases to be a director of the Company for any reason, VSV and Alberta shall have the right, but not the obligation, to cause the Company to fill the vacancy created on the board of directors as a result thereof and to cause such director to be replaced with another nominee to be designated by VSV and Alberta, such nominee to hold office until the next meeting of the Company’s shareholders at which directors of the Company are to be elected at which time the remaining provisions of this Section shall continue to apply. VSV and Alberta’s right to have a nominee included in each management slate for the election to the Company’s board of directors in accordance with this Section shall commence on the date hereof and shall terminate on the date that VSV and Alberta cease to beneficially hold, in the aggregate, at least 15% of the outstanding Common Shares.

2.	TERM OF THE AGREEMENT

2.1	This Agreement shall take effect immediately and shall terminate upon the written agreement among the Company, VSV and Alberta to terminate it.

3.	NOTICE

3.1	Should it become necessary or useful to give any notice pursuant to the provisions hereof, such notice shall be given in writing and, unless otherwise stipulated herein, sent by registered mail, delivered by hand or served by bailiff. If such notice is sent by registered or certified mail, it shall be deemed given three days after the date of its mailing if the postal service is then functioning normally. In the alternative, or at the option of the sender, it shall be delivered by hand or served by bailiff. If such notice is delivered by hand or served by bailiff, such notice shall be deemed given on the date of delivery.

3.2	Any notice given hereunder shall be sent, delivered or served at the addresses appearing at the beginning of this Agreement, to the attention of the President, in the case of VSV. However, such addresses may be changed from time to time by giving notice of such change to the other parties hereto as provided herein.

4.	MISCELLANEOUS

4.1	This Agreement shall be governed by the laws in force in the Province of Québec and the laws of Canada applicable therein.

4.2	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective personal representatives, heirs, successors, administrators and permitted assigns.

4.3	No party shall assign its rights hereunder without the prior written consent of each other party, provided, however, that a party may assign its rights hereunder to an Affiliate without such prior written consent.

4.4	Failure by any party hereto to insist in any one or more instances upon the strict performance of any one of the covenants contained herein shall not be construed as a waiver or relinquishment of such covenant. No waiver by any party hereto of any such covenant shall be deemed to have been made unless expressed in writing and signed by the waiving party.

4.5	Each of the parties to this Agreement shall at the request of any other party hereto execute and deliver any further documents and do all acts and things as that party may reasonably require to carry out the true intent and meaning of this Agreement.

4.6	No term or provision hereof may be amended except by an instrument in writing signed by all of the parties to this Agreement.

4.7	The preamble to this Agreement shall form an integral part hereof.

4.8	Each of the Sections or Subsections of this Agreement shall be interpreted separately and the invalidity of any one of them shall not have the effect of invalidating the others.

4.9	The descriptive headings used in this Agreement are for convenience of reference only and are not intended as complete or accurate descriptions of content and shall not be used to interpret the provisions of this Agreement.

4.10	Words importing the singular number only in this Agreement (including but not restricted to the definitions used in this Agreement) shall include the plural number and vice versa and words importing one gender only in this Agreement shall include all genders and words importing persons in this Agreement shall include individuals, partnerships, corporations and any other entities, legal or otherwise.

4.11	The parties acknowledge that they have requested and are satisfied that this letter agreement and all other documents and notices related thereto be drawn up in English. Les parties aux présentes reconnaissent qu’elles ont exigé que cette lettre et tous les documents et avis y afférents soient rédigés en anglais et s’en déclarent satisfaites.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on this 18th day of December, 2008.
VICTORIA SQUARE VENTURES INC.

Per:	/s/ Peter Kruyt

Peter Kruyt
1324286 ALBERTA LTD.

Per:	/s/ Vern Strang

Vern Strang
BELLUS HEALTH INC.

Per:	/s/ Mariano Rodriguez

Mariano Rodriguez

Per:	/s/ David Skinner

David Skinner
HEREUNTO INTERVENING on this 18th day of December, 2008, which consents to the provisions of this Agreement which are applicable to it.
PICCHIO PHARMA INC.

Per:	/s/ Roberto Bellini

Roberto Bellini